Consent of Independent Auditors

The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Aetna Variable Annuity Account C:

We consent to the use of our report dated February 26, 1999, relating to the financial statements of the Aetna Variable Annuity Account C and our report dated February 3, 1999, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company, which are included in this Amendment No. 21 to Registration Statement (File No. 33-75962) and to the references to our firm under the headings "Independent Auditors" in the Statement of Additional Information and Condensed Financial Information in the Prospectus.


                                                   /s/ KPMG LLP

Hartford, Connecticut
February 1, 2000